Exhibit 16.1

grant thornton llp 101 California St., Suite 2700 San Francisco, CA 94111-5830 D +1 415 986 3900 F +1 415 986 3916

May 31, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE

Washington, DC 20549

Re: Lucid Group, Inc.

File No. 001-39408

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Lucid Group, Inc. dated May 31, 2023 and agree with the statements concerning our Firm contained therein.

Very truly yours,

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.